Exhibit 99.1

Blue Star Foods Corp. Releases its First GRI Standard Sustainability Report 2020

Miami, Florida – January 11th, 2021 – Blue Star Foods Corp. (OTC:BSFC), (“Blue Star”), a sustainable seafood company, announces the publication of its first GRI Standard Sustainability Report for 2020, which it intends to publish on a bi-annual basis.

The report can be found in the following locations:

●	BSFC Website: https://www.bluestarfoods.com/wp-content/uploads/PDF/BSF-Sustainability-Report-2020.pdf
●	GRI Sustainability disclosure website: https://database.globalreporting.org/reports/80985/

The 89-page report shows the company’s performance during the last 2 years against globally recognized, quantifiable and standardized ESG Key Performance Indicators and is the only report of its kind focused on the Blue Crabmeat category of the seafood industry. The report entails how Blue Star looks after the ocean waters from where crabs are harvested, how it manages waste, its relentless focus on its workers’ social and economic wellbeing and efforts to empower local artisanal fishing communities.

“Since the GRI Standards were launched in 2006, I have been a believer in the philosophy of why they were created - as a uniform, internationally recognized ESG audit standard that one must undertake in order to get properly accredited. We’ve been working for several years to complete this report and we’re very happy to finally release it to the public,” said John Keeler, who is the Chairman, Chief Executive Officer and the Chief Sustainability Officer of Blue Star Foods Corp.

He further added, “We think it’s important for our partners, and the consumers of our products to understand that we don’t just talk about being sustainable, we have put in the work to be transparent about how we get there as a company and to measure it against ESG global standards.”

About the GRI ‘s Sustainability Disclosure Database

The GRI database (www.globalreporting.org) was developed by the Global Sustainability Standards Board (GSSB) and aims to help companies around the world be more transparent in all areas of sustainability and to help organizations contribute to the UN Sustainable Development Goals (SDGs) (www.un.org/sustainabledevelopment/sustainable-development-goals). They follow an independent, multi-stakeholder process, and maintain the world’s most comprehensive sustainability reporting standards.

About Blue Star Foods Corp.

Blue Star Foods Corp. is a sustainable seafood company that processes, packages, and sells refrigerated pasteurized Blue Crab meat, and other premium seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. Its products are currently sold in the United States, Mexico, Canada, the Caribbean, the United Kingdom, France, the Middle East, Singapore, and Hong Kong. The company’s headquarters are in Miami, Florida (United States), and its corporate website is: http://www.bluestarfoods.com.

Contacts

Constantino Gutierrez | Newbridge Securities Corporation

cgutierrez@newbridgesecurities.com | Office: (480) 207-1824